Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-167244 of our reports dated March 16, 2010, relating to the financial statements and financial statement schedule of P. H. Glatfelter Company and subsidiaries, and the effectiveness of P. H. Glatfelter Company and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of P. H. Glatfelter Company and subsidiaries for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
July 28, 2010